Exhibit 5.1

OPINION OF GOODWIN PROCTER LLP

January 18, 2019

BioDelivery Sciences International, Inc.

4131 ParkLake Avenue

Suite 225

Raleigh, NC 27612

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-228292) (as amended or supplemented, the “Registration Statement”) filed on November 9, 2018 and amended on January 18, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”) of up to $75,000,000 of any combination of (i) common stock, par value $0.001 per share (the “Common Stock”), of the Company, (ii) preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), (iii) debt securities of the Company (“Debt Securities”), (iv) warrants to purchase Common Stock, Preferred Stock, Debt Securities or Units (as defined below) (“Warrants”) and (v) units comprised of Common Stock, Preferred Stock, Debt Securities, Warrants and other securities in any combination (“Units,” which together with the Common Stock, Preferred Stock, Debt Securities and Warrants, are sometimes referred to collectively herein as the “Securities”) and up to 12,222,223 shares of Common Stock issuable upon conversion of the Company’s Series B Non-Voting Convertible Preferred Stock (the “Selling Stockholder Shares”) pursuant to the Securities Purchase Agreement, dated May 17, 2018, between the Company and the investors named therein to be sold by the selling stockholder listed in the Registration Statement under “Selling Stockholder” (the “Selling Stockholder”). Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Debt Securities, Warrants and Units, and the indentures, warrant agreements,

BioDelivery Sciences International, Inc.

January 18, 2019

unit agreements and other agreements governing Securities offered pursuant to the Registration Statement will be governed by the internal law of New York and (ii) after the issuance of any Securities or Selling Stockholder Shares, as applicable, offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Unit), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, available for issuance under the Company’s certificate of incorporation as then in effect (the “Charter”).

The opinions set forth below are limited to the Delaware General Corporation Law and the law of New York.

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

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with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

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with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;

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with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

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with respect to Warrants or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such

BioDelivery Sciences International, Inc.

January 18, 2019

Securities and the issuance of such Securities in conformity with those terms, the terms of any applicable agreement and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.    Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.    Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.    Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

4.    Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

5.    Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

6.    The Selling Stockholder Shares have been duly authorized and, upon issuance and delivery upon conversion in accordance with the terms of the Charter, will be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP